RAND LOGISTICS, INC

RAND LOGISTICS, INC 461 5th AVENUE 25th FLOOR NEW YORK, NEW YORK 10017 Telephone: (212) 644-3450 Facsimile: (212) 644-6262

August 6, 2009

The Board of Directors of US Shipping General Partner LLC

c/o Ronald O’Kelley
President and Chief Operating Officer
U.S. Shipping Partners L.P. and
US Shipping General Partner LLC
399 Thornall St.
8th Floor
Edison, NJ 08837

Re:	U.S. Shipping Partners, L.P. et al., (“Debtors”) Chapter 11 case number 09-12711 (RDD)

Dear Mr. O’Kelley:

I write on behalf of the Board of Directors of Rand Logistics, Inc. (“Rand”) in response to your letter of August 4, 2009 in which you assert that the Debtors’ proposed plan of reorganization (the “Plan”) will deliver “a higher value to all the Partnership’s stakeholders than [the Rand proposal].”  We respectfully disagree with your conclusion and strongly suspect that the Debtors’ own valuation and recovery analysis, when finally released, will clearly demonstrate that much of the value you ascribe to the Plan is so highly speculative as to be illusory.  Accordingly, we are writing to reiterate our proposed alternative to the Plan, with certain enhancements intended to address issues raised by creditors of the Debtors who have contacted us since our July 30th proposal.  We believe that you have an obligation to consider our proposal seriously and objectively; the absence of any attempt to contact Rand or its advisors, and the drawing of conclusions in the absence of an independent valuation for the Debtors, leads us to believe that you have not met this obligation.

Recent events in the market only underscore our belief that a valuation of the Debtors will demonstrate the illusory nature of much of the “value” you apparently ascribe to the Plan.  On July 29th, OSG America, L.P., an operator of U.S. Flag product carriers and ocean-going barges transporting refined petroleum products, announced that its majority partner was commencing a tender offer to acquire all of the remaining partnership units it did not own.  We and our advisors view OSG America to be, from an asset focus, operational, customer and business scale perspective, the closest publicly-traded comparable company to U.S. Shipping.  Based upon the tender offer price, consensus analyst estimates and company guidance, the transaction implies a total enterprise value multiple for OSG America, L.P. of approximately 5.0x 2009 projected EBITDA.1  In light of this recent transaction, the valuation multiples of other publicly traded comparable companies and recent acquisition offers for the Debtors, any valuation which purports to find an enterprise value for the Reorganized Debtors’ even approaching the amount of new first and second lien debt contemplated under the Plan will be highly suspect, and entirely inconsistent with customary valuation standards.

_____________________________
1 Based on capitalization of operating leases at a multiple of 6.3 times the annual lease payments and estimated 2009 EBITDA of $127 million, adjusted for the capitalization of operating leases.

For the reasons outlined below, we continue to believe the Rand proposal will deliver substantially higher value to all stakeholders than the Plan.  However, in an effort to be responsive to your letter and certain issues raised by certain of Debtors’ creditors, we have undertaken to enhance our proposal as follows:

•
Retained Vessels:  Rand previously proposed that the creditors would retain title to the ITB New York, the ITB Baltimore, the ITB Philadelphia, the ITB Mobile and the Sea Venture (the “Retained Vessels”).  Under our prior proposal, Rand would charter the Retained Vessels and market the Retained Vessels for sale and the proceeds of the sale of the Retained Vessels would be distributed to the creditors.  Rand is now willing to acquire the Retained Vessels at the closing, for additional cash consideration of $10.0 million.

•
Rand Indebtedness:  In order to enhance the credit quality of the indebtedness to be issued by Rand as consideration, New U.S. Shipping, the Rand subsidiary created to acquire the assets of the Debtors, will issue $25 million of second lien term loans to the creditors with a six-year maturity and a cash interest rate of 10%, payable semi-annually (the “New U.S. Shipping Second Lien Term Loans”).  The senior notes issued by Rand will be correspondingly reduced to $35 million in aggregate principal amount.

As you know, Rand does not have a direct interest in determining the allocation of additional value created by our proposal among the Debtors’ creditors.  However, to ensure a fair assessment of the value delivered to each class of creditors under the Rand proposal as compared to the Plan, we would propose the following allocation of consideration:

•	First Lien Secured Creditors:
o	$193.5 million cash
o	$25.0 million in aggregate principal amount of New U.S. Shipping Second Lien Term Loans
o	$30.0 million in aggregate principal amount of senior notes issued by Rand, with a six-year maturity and a cash interest rate of 10%, payable semi-annually (the “New Rand Notes”)
o	750,000 warrants for Rand common stock with an exercise price of $8.00 per share and an expiration in August 2013

•	Second Lien Secured Creditors:
o	$5.0 million in aggregate principal amount of the New Rand Notes

•	Unsecured Creditors:
o	$250,000 in cash

Based upon the above allocation and our valuation analysis, as discussed in our prior letter, the Rand proposal provides an enhanced recovery for each class of the Debtors’ creditors.  For the first lien secured creditors, we estimate recovery under the Rand proposal at 71%, compared to 61% under the Plan; for second lien secured creditors, we estimate recovery under the Rand proposal at 5%, compared to zero under the Plan; and for unsecured creditors we estimate recovery under the Rand proposal at 3%, compared to 1.7% under the Plan.  The Rand proposal is superior to the existing Plan for each class of the Debtors’ creditors.

Moreover, the Rand proposal will deliver a high percentage of the recovery to creditors in the form of cash, limiting their risk substantially.  First lien secured creditors will realize a recovery of 55% in the form of cash on the closing date, and the remaining 16% projected recovery will be delivered through indebtedness of New U.S. Shipping and Rand, each of which will be substantially less leveraged than the Reorganized Debtors contemplated by the Plan.  Similarly, second lien secured creditors will obtain their recovery through the New Rand Notes, as compared to the valueless, deeply underwater common stock warrants contemplated by the Plan.

As stated in our prior letter, we are confident that the Debtors' creditors will choose Rand’s proposal when provided with full, fair and accurate disclosure regarding the two alternatives, and the freedom to choose between them without interference from the Plan Support Agreement. We know, from discussions with creditors, that the existing Plan Support Agreement is acting as a significant impediment to open dialogue regarding the Rand proposal. Termination of that agreement is essential to a constructive evaluation of the alternatives.

The process of offering these alternative proposals to the creditors need not be contentious or protracted.  If the Debtors are willing to engage with Rand and work constructively to amend the Disclosure Statement to incorporate the Rand proposal as an alternative, we continue to believe the process outlined in our prior letter can be implemented without significant delay in the proceedings.  The Debtors, their directors and advisors and the Steering Committee have an obligation to all of the creditors not to dismiss this proposal, which delivers substantially more value to every class of creditors.

We and our financial and legal advisors remain prepared to move forward immediately.  However, if the Debtors will not engage with us, we reserve the right to pursue any and all available means to bring to the attention of the creditors and the Court the inadequacies and infeasibility of the existing Plan, the Debtors’ failure to explore alternatives to the existing Plan and the harm which the Reorganized Debtors and the creditors will suffer under the existing Plan.

We look forward to your prompt response.

Sincerely,

Rand Logistics, Inc.

/s/ Laurence S. Levy
Laurence S. Levy
Chairman and Chief Executive Officer

cc:	Edward Levy Capt. Scott Bravener

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